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                                 Exhibit (h)(51)

  Recordkeeping and Sub-Transfer Agency Services Agreement dated April 4, 2002 between One Group Mutual Funds, Banc One Investment Advisors Corporation and
                Transamerica Life Insurance and Annuity Company.

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            RECORDKEEPING AND SUB-TRANSFER AGENCY SERVICES AGREEMENT

This Agreement is made as of April 4, 2002, between One Group Mutual Funds ("Trust"), Banc One Investment Advisors Corporation and Transamerica Life Insurance and Annuity Company, a North Carolina Corporation ("Company").

     WHEREAS, the terms and conditions of this Agreement pertain to Company's transactions in shares of Trust ("Shares"), which Company will enter into on behalf of one or more of its Separate Accounts that will hold Shares as underlying investments ("Separate Account" or "Separate Accounts"), and to transactions in the shares of the Separate Accounts ("Separate Account Shares") by employee benefit and/or welfare plans ("Plan" or "Plans"); and,

     WHEREAS, Company sells Separate Account Shares to Plans, which hold them as investments in connection with providing retirement and/or welfare benefits to individuals who are Plan participants ("Participant" or "Participants"); and,

     WHEREAS, Company will execute orders for purchases, redemptions and/or exchanges of Shares in connection with the Plans' purchases, redemptions and/or exchanges of Separate Account Shares; and,

     WHEREAS, Trust desires to have Company perform certain recordkeeping, communication, administrative and other services in regard to the Shares and the Plans, which Company will perform pursuant to the terms and conditions set forth herein; and,

     WHEREAS, Trust and Company agree to transact business in the manner provided for herein;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1.   Representations and Warranties.

          Company agrees, represents and warrants that:

          a. It is a corporation duly organized under the laws of North Carolina and, with regard to the services that it will perform hereunder, is exempt from registration with the SEC as a transfer agent. Furthermore, Company represents and warrants that it has the requisite authority to enter into this Agreement and to carry out the services required of it hereunder. And, Company represents and warrants that the execution and delivery of this Agreement and its performance of the services provided for hereunder have been duly authorized by all necessary corporate action on the part of Company, and this Agreement constitutes the valid and binding obligation of Company.

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          b.   It is not a fiduciary of any of the Plans as that term is defined in Section (21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and in Section 4975 of the Internal Revenue Code of 1986, as amended ("Code"), and Company's receipt of any fees from Trust, and the corresponding reduction of fees payable to Company by any of the Plans (or by their sponsors), will not constitute prohibited transactions for purposes of Title I of ERISA and Section 4975 of the Code.

          c. At all times during the term of this Agreement, Company will maintain errors and omission insurance coverage in an amount not less than $1,000,000 per occurrence and in the aggregate. Company will provide a certificate of insurance or other evidence of insurance coverage to Trust that is acceptable to Trust as soon as practicable after Company receives from it a written request for such certificate or other evidence of insurance.

     2.   Services.

          During the term of this Agreement, Company shall perform recordkeeping and other administrative services in connection with Company's purchases, redemptions, exchanges and/or holding of Shares that relate to or arise from the Plans' purchases, redemptions, exchanges and/or holding of Separate Account Shares. In particular, Company will:

          a. Aggregate all orders that the Plans submit to Company for purchases, redemptions and/or exchanges of Separate Account Shares and calculate the corresponding number of Shares that Company will have to purchase, redeem and/or exchange in connection therewith.

          b. Place orders with Trust for purchases, redemptions and/or exchanges of Shares in the amounts calculated as described in subparagraph a above as soon as reasonably possible after receiving orders from the Plans for purchases, redemptions and/or exchanges of Separate Account Shares.

          c. Provide to Trust, its transfer agent ("Transfer Agent") and/or other parties designated by them such information relating to Company's transactions in and holding of Shares and the Plans' transactions in and holding of Separate Account Shares as they may request from time to time, but only to the extent that Company is allowed to disclose such information under applicable laws or regulations and under agreements that Company has with the Plans.

          d. As agreed upon with Trust, deliver or arrange for the delivery of appropriate documentation in connection with orders for purchases, redemptions and/or exchanges of Shares.

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     3.  Records and Reporting

         Company will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of Trust, Trust's Board of Trustees or the Transfer Agent, Company will provide copies of historical records relating to transactions involving Trust and Participants, written communications regarding Trust to or from Participants, and other materials relating to Company's provision of services under this Agreement, but only to the extent that Company is allowed to disclose such information and documents under applicable laws or regulations and under agreements that Company has with the Plans. In addition, Company will comply with any reasonable request for such information and documents that is made by any governmental body or self-regulatory organization, to the extent that Company is required to do so by applicable laws or regulations. Company further agrees that, with respect to the Plans, Company will permit Trust, the Transfer Agent, and/or their duly authorized representatives to have reasonable access to Company's personnel and records in order to facilitate the monitoring of the quality of Company's performance of services under this Agreement, but only to the extent that Company is allowed to disclose such information and records under applicable laws or regulations and under agreements that Company has with the Plans. In any event, Company shall not be required to provide the names and addresses of Participants to Trust, the Transfer Agent or their representatives unless required by applicable laws or regulations.

     4.  Ability to Perform Services.

         Company agrees to notify Trust promptly if for any reason Company is unable to perform its obligations under this Agreement.

     5.  Fees.

         Trust shall pay Company fees ("Fees") for its performance of Services hereunder, which will be calculated and paid as provided in Schedule 1 attached hereto. Fees will be paid solely for recordkeeping, administrative and other services provided by Company and shall not constitute payment in any manner for investment advisory, trustee, or custodial services.

     6.  Indemnification.

         a. Company shall indemnify and hold harmless Trust, its trustees, officers and employees from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of: (i) any breach by Company of any representation, warranty, covenant or agreement contained in this Agreement or any law or regulation; or (ii) Company's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by Trust.

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          b.   Trust shall indemnify and hold harmless Company, its directors, officers, employees and agents against any and all losses, claims, damages, liabilities, and expenses (including, but not limited to reasonable attorney's fees) to which Company may become subject as a result of Trust's willful misconduct or negligence in the performance of, or failure to perform, its obligation's under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by Company.

          c. In any event, no party shall be liable for any special, consequential or incidental damages.

     7.   Role of Company.

          The parties acknowledge and agree that Company's services under this Agreement are recordkeeping, administrative and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940.

     8.   Notices.

          All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States Mail, whichever is earlier.

All such notices shall be made:

if to Company, to:     Transamerica Life Insurance and Annuity Company
                       Attn:  Diane Geraci
                       1150 So. Olive St.
                       Los Angeles, CA 90015

if to Trust, to:       One Group Mutual Funds
                       Attn:  Robert Young
                       1111 Polaris Parkway
                       Columbus, Ohio 43271-1235

     9.   Nonexclusivity.

          Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

     10.  Assignability.

          This Agreement may not be assigned by Company or Trust without the other party's consent. Any attempted assignment in contravention hereof shall be null and void.

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     11.  Schedules.

          All Schedules attached to this Agreement (as they may be amended from time to time) are, by this reference, incorporated in and made a part of this Agreement.

     12.  Entire Agreement - Amendment.

          This Agreement (including the Schedules attached hereto), constitutes the entire agreement between the parties with regard to the subject matter herein, and supersedes any and all agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the Schedules attached hereto may be amended only by a writing signed by each party to this Agreement. If any provision of this Agreement shall be rendered invalid by any statute, rule, regulation, decision of any tribunal or otherwise, then the parties intend that to the greatest possible the remaining provisions hereof shall remain in full force and effect.

     13.  Governing Law.

          This Agreement will be governed by, and interpreted under, the laws of the State of North Carolina, as applied to contracts entered into and to be performed entirely within that state, without reference to choice of law statutes or principals of conflicts of law.

     14.  Counterparts.

          This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

     15.  Termination.

          a. This Agreement may be terminated at any time by Company or Trust upon sixty (60) days prior written notice to the other party.

          b. Notwithstanding the foregoing, this Agreement may be terminated immediately at the option of Trust::

               i. as to any fund of the Trust ("Fund") upon the termination of Banc One Investment Advisor as the investment advisor to such Fund; or,

               ii. upon the termination of any plan of distribution ("Rule 12b-1 Plan") adopted and maintained by any Fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement.

          c. Upon termination of this Agreement as to any Fund, Trust will no longer be obligated to pay the portion of the Fees that were attributable to shares of that Fund.

          d. The provisions of Section 8 and 16 shall continue in full force and effect notwithstanding the termination of this Agreement.

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     16.  Limitation of Liability of Trustees and Shareholders.

          The names 'One Group Mutual Funds' and 'Trustees of the One Group Mutual Funds' refer respectively to Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of 'One Group Mutual Funds' entered into in the name or on behalf thereof by any of Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of Trustees, Shareholders or representatives of Trust personally, but bind only the assets of Trust, and all persons dealing with any series of Shares of Trust must look solely to the assets of Trust belonging to such series for the enforcement of any claims against Trust.

     IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Agreement.


One Group Mutal Funds:                Company:

By: /s/ Robert L. Young               By: /s/ Diana Geraci
    -------------------                   ----------------

    Robert L. Young                        Diana Geraci
-------------------                   --------------------
     Print Name                             Print Name

     Treasurer                        VP Product Development
----------------------                ----------------------
       Title                                  Title


Banc One Investment Advisors Corporation

By:  /s/ Mark A. Beeson
    ---------------------------

     Mark A. Beeson
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       Print Name

Senior Managing Director
-------------------------------
          Title

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